Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2011 with respect to the combined financial statements of TripAdvisor Holdings, LLC included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-175828) and related proxy statement/prospectus of Expedia, Inc. and TripAdvisor, Inc.

/s/ Ernst & Young LLP

Seattle, Washington

October 28, 2011